Exhibit (a)(1)(I)

        Amended
Offer to Purchase for Cash
by
United Online, Inc.
of
Up to 14,285,714 Shares of Its Common Stock
(including the associated Preferred Stock Purchase Rights)
At a Purchase Price Not Greater than $10.50 per Share
Nor Less than $9.00 per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
HAVE BEEN EXTENDED AND NOW WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 8, 2004,
UNLESS UNITED ONLINE FURTHER EXTENDS THE TENDER OFFER.

November 24, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        United Online, Inc., a Delaware corporation ("United Online"), has appointed us to act as the dealer manager in connection with its offer to purchase for cash up to 16,666,666 shares of its common stock, $0.0001 par value per share (including the associated preferred stock purchase rights issued under the Rights Agreement, by and between United Online and U.S. Stock Transfer Corporation, as Rights Agent, dated as of November 15, 2001, as amended) (the "shares"). The terms and conditions of the tender offer are set forth in United Online's offer to purchase, dated November 4, 2004 (the "Original Offer to Purchase") and the supplement to offer to purchase, dated November 24, 2004 (the "Supplement," and together with the original Offer to Purchase, the "offer to purchase") and the related amended letter of transmittal, which together (and as each may be amended and supplemented from time to time) constitute the tender offer. Unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

        United Online will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $10.50 nor less than $9.00 per share (the "Purchase Price"), that it will pay for shares properly tendered, and not properly withdrawn, pursuant to the terms of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. United Online will select the lowest Purchase Price that will allow it to purchase 14,285,714 shares, or such fewer number of shares as are properly tendered, and not properly withdrawn, at prices not greater than $10.50 nor less than $9.00 per share, under the tender offer. All shares properly tendered before the expiration date (as specified in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not validly withdrawn will be purchased by United Online at the Purchase Price, net to the tendering stockholder in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price and shares that United Online does not accept for purchase because of proration or conditional tenders will be returned, at United Online's expense, to the stockholders that tendered such shares, as promptly as practicable after the expiration date. United Online expressly reserves the right, in its sole discretion, to purchase more than 14,285,714 shares under the tender offer, subject to applicable law.

        STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE BY RETURNING A PROPERLY COMPLETED GREEN INSTRUCTION FORM PROVIDED TO THEM BY THEIR BROKERS, DEALERS, COMMERCIAL BANKS AND OTHER NOMINEES AND WHO DO NOT WISH TO CHANGE THE DIRECTIONS CONTAINED IN SUCH GREEN INSTRUCTION FORM, DO NOT NEED TO COMPLETE THE AMENDED INSTRUCTION FORM.

        If, at the expiration date, more than 14,285,714 shares (or such greater number of shares as United Online may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price, and not properly withdrawn, United Online will buy shares:

  •
  first, from all holders of "odd lots" (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the expiration date;

  •
  second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

  •
  third, from holders who have tendered shares subject to the condition that United Online purchase a specified minimum number of the holder's shares if United Online purchases any of the holder's shares in the tender offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including United Online obtaining financing. See Section 7 and Section 9 of the offer to purchase.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     Supplement to Offer to Purchase, dated November 24, 2004;

          2.     Amended Letter to Clients, dated November 24, 2004, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the tender offer;

          3.     Amended Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

          4.     Amended Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date; and

          5.     Amended Questions and Answers, for your use and for the information of your clients.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL

NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 8, 2004, UNLESS UNITED ONLINE FURTHER EXTENDS THE TENDER OFFER.

        No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager as described in the offer to purchase. United Online will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. United Online will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and amended letter of transmittal (see Instruction 9 of the amended letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of United Online, or the depositary for purposes of the tender offer.

        For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed amended letter of transmittal, including any required signature guarantees or an "agent's message" (as defined in the offer to purchase and the amended letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and amended letter of transmittal.

        Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

        Neither United Online nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which prices.

        Please address any inquiries you may have with respect to the tender offer to the dealer manager, Deutsche Bank Securities Inc. at its respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

        You may obtain additional copies of the enclosed material from us by calling: (800) 735-7777.

        Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the amended letter of transmittal.

Very truly yours,
Deutsche Bank Securities Inc.

Enclosures

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, AN AGENT OF UNITED ONLINE, THE DEALER MANAGER, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU, OR ANY OTHER PERSON, TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.